                         MOORESVILLE SAVINGS BANK, SSB
                              Post Office Box 117
                             347 North Main Street
                       Mooresville, North Carolina 28115
                                (704) 664-4888


                ----------------------------------------------

                     NOTICE OF SPECIAL MEETING OF MEMBERS

                       TO BE HELD ON DECEMBER ____, 1997

                ----------------------------------------------


     NOTICE IS HEREBY GIVEN, that a special meeting (the "Special Meeting") of the members of Mooresville Savings Bank, SSB (the "Bank") will be held at the Bank's headquarters office at 347 North Main Street, Mooresville, North Carolina on December _____, 1997 at ______ __.m., Eastern Time, to consider and vote upon:

     1. The Plan of Holding Company Conversion (the "Plan of Conversion") pursuant to which, among other things, (i) the Bank will convert from a North Carolina-chartered savings bank organized in mutual form to a North Carolina-chartered savings bank organized in stock form (the "Conversion"), and in connection therewith will adopt an amended Certificate of Incorporation and Bylaws, (ii) the Bank will sell its capital stock to Coddle Creek Financial Corp. (the "Company"), a North Carolina corporation, and become the wholly-owned subsidiary of the Company, and (iii) the Company will offer and sell shares of its common stock in a Subscription Offering and, if necessary, in a Community Offering and a Syndicated Community Offering, all as more specifically set forth in the Plan of Conversion; and

     2. Such other business as may relate to the purposes set forth in this Notice of Special Meeting and properly come before the meeting and any adjournment(s) thereof. Management is not aware of any such other business.

     The Board of Directors has fixed the close of November 5, 1997 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment(s) thereof. Members of the Bank of record as of the close of business on that date who cease to be members prior to the date of the Special Meeting will not be entitled to vote at the Special Meeting. Approval of the Plan of Conversion requires the affirmative vote, cast in person or by proxy, of a majority of the total outstanding votes entitled to be cast by voting members at the Special Meeting. A copy of the Plan of Conversion is attached to this Summary Proxy Statement as Attachment I.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              BILLY R. WILLIAMS
                              Secretary


Mooresville, North Carolina
November _____, 1997

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING AND MAY AVOID THE COST OF ADDITIONAL COMMUNICATIONS. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY DELIVERING A WRITTEN INSTRUMENT TO SUCH EFFECT TO THE SECRETARY OF THE BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY DELIVERING TO THE SECRETARY OF THE BANK PRIOR TO THE SPECIAL MEETING A DULY EXECUTED PROXY BEARING A LATER DATE. PROPERLY COMPLETED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED THEREON, OR IF NO INSTRUCTIONS ARE INDICATED, FOR APPROVAL OF THE PLAN OF CONVERSION.
           ---

     YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK. THE BANK BOARD OF DIRECTORS RECOMMENDS THAT VOTING MEMBERS VOTE FOR APPROVAL OF THE PLAN OF CONVERSION. FAILURE TO VOTE IN PERSON OR BY PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF
          -------
CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST THE PLAN OF CONVERSION OR A FAILURE TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

     THE ENCLOSED PROXY IS SOLICITED FOR THIS SPECIAL MEETING ONLY, AND ANY ADJOURNMENT(S) THEREOF, AND WILL NOT BE USED FOR ANY OTHER MEETING. NO PREVIOUSLY PROVIDED GENERAL PROXIES WILL BE VOTED AT THE SPECIAL MEETING FOR APPROVAL OF THE PLAN OF CONVERSION.


                                      ii.

                         MOORESVILLE SAVINGS BANK, SSB
                             347 North Main Street
                      Mooresville, North Carolina  28115
                                (704) 664-4888

                     -------------------------------------

                            SUMMARY PROXY STATEMENT

                     -------------------------------------

         SPECIAL MEETING OF MEMBERS TO BE HELD ON DECEMBER ____, 1997

                        PURPOSE OF THE SPECIAL MEETING

     This Summary Proxy Statement (the "Proxy Statement") is being furnished to you in connection with the solicitation by the Board of Directors of Mooresville Savings Bank, SSB (the "Bank") of proxies to be voted at a special meeting of members (the "Special Meeting") to be held at the Bank's headquarters office at 347 North Main Street, Mooresville, North Carolina on December ____, 1997 at ______ __.m., Eastern Time.

     The Special Meeting will be held for the purpose of considering and voting upon the proposed Plan of Holding Company Conversion approved by the Board of Directors of the Bank on July 14, 1997 (the "Plan of Conversion"), which provides for the adoption by the Bank of an amended Certificate of Incorporation and Bylaws. If the Plan of Conversion is approved by a majority of the total votes eligible to be cast and if certain other conditions are satisfied, the Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and the Bank will become the wholly-owned subsidiary of Coddle Creek Financial Corp. (the "Company"), a North Carolina corporation formed by the Bank to own all of the stock of the Bank issued pursuant to the Plan of Conversion (the "Conversion"). The proposed Plan of Conversion, including the proposed forms of the Bank's amended Certificate of Incorporation and Bylaws, is attached to this Proxy Statement as Attachment I. For a description of the Conversion, see "THE CONVERSION."

     This Proxy Statement is dated November _____, 1997, and is first being mailed to members of the Bank, together with the Prospectus dated November _____, 1997 (the "Prospectus"), on or about November _____, 1997.

     The following information is not complete and is qualified in its entirety by the Plan of Conversion, which is attached to this Proxy Statement, the information contained in this Proxy Statement and the information and financial statements and accompanying notes contained in the Prospectus which accompanies this Proxy Statement.

CODDLE CREEK FINANCIAL CORP.

     The Company is a North Carolina corporation recently organized by the Board of Directors of the Bank to acquire all of the capital stock that the Bank will issue upon its Conversion from the mutual to stock form of ownership. The Company has not as yet engaged in any business. Upon completion of the Conversion, its business will initially consist solely of owning the Bank, investing the proceeds of the Conversion that are retained by the Company and holding the indebtedness to be outstanding from the Employee Stock Ownership Plan (the "ESOP"). The Company has received the approval of the Administrator, Savings Institutions Division, North Carolina Department of Commerce (the "Administrator"), and the Board of Governors of the Federal Reserve System (the "Federal Reserve") to acquire the Bank.

     The executive office of the Company is located at 347 North Main Street, Mooresville, North Carolina, and its telephone number is (704) 664-4888.

MOORESVILLE SAVINGS BANK, SSB

     The Bank is a North Carolina-chartered mutual savings bank and has been in operation since 1937. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are federally insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum amount permitted by law.

     The Bank, headquartered in Mooresville, North Carolina, conducts business through three full service offices in Mooresville, Cornelius and Huntersville, North Carolina. The Bank's primary market area consists of the communities within an approximately 15-mile radius of its Mooresville office, which includes portions of Iredell, Catawba, Lincoln, Mecklenburg, Cabarrus and Rowan counties in North Carolina. Based upon 1996 comparative data, the Bank had approximately 22% and 7.2% of the deposits in Mooresville and Iredell County, respectively.
On June 30, 1997, the Bank had total assets of $114.2 million, net loans of $100.5 million, deposits of $95.9 million and retained earnings of $14.7 million.

     The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in the Bank's primary market area. The Bank also makes multi-family residential, nonresidential real estate, construction, equity line of credit, and other secured and unsecured consumer loans. See "BUSINESS OF THE BANK" in the Prospectus. The Bank has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Bank has fixed the close of business on November _____, 1997 (the "Voting Record Date") as the record date for determining the members entitled to notice of and to vote at the Special Meeting. The Bank's depositors (including beneficial owners of Individual Retirement Account ("IRA") accounts) and borrowers are members of the Bank entitled to vote under its current Certificate of Incorporation and Bylaws. The Bank's members of record as of the close of business on the Voting Record Date who cease to be members prior to the date of the Special Meeting will not be entitled to vote at the Special Meeting.

     At the Special Meeting, each deposit account holder entitled to vote may cast one vote for each $100 or fraction thereof of the aggregate withdrawal value of any deposit account in the Bank as of the Voting Record Date. Each borrower member entitled to vote may cast one vote as a borrower in addition to the number of votes to which such member may be entitled as an owner of a deposit account. No member, however, may cast more than 1,000 votes. A deposit account or loan creates a single membership for voting purposes, even though more than one person has an interest in such deposit account or is obligated on such loan.

     Beneficial owners of IRA accounts at the Bank will be considered voting members entitled to vote on the Plan of Conversion. The legal owners of other fiduciary accounts, rather than the beneficial owners, will be treated as the member entitled to cast the votes for such account, unless the trust agreement or any other agreement relating to the fiduciary's authority provides otherwise.

     Twenty-five members present in person or by proxy at the Special Meeting will constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the total outstanding votes of the Bank's' members eligible to be cast at the Special Meeting is required for approval of the Plan of Conversion. As of the Voting Record Date, the Bank's records disclose that there were _________ votes entitled to be cast at the Special Meeting, of which _________ votes would represent a majority.

     Members may vote at the Special Meeting in person or by proxy. Each proxy solicited hereby, if properly executed, duly returned at least five days prior to the date of the Special Meeting, and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting in accordance with the member's instructions indicated thereon. IF NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE PROXY WILL BE VOTED FOR THE PLAN OF CONVERSION. If any other
                                    ---
matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxyholders named therein. Management of the Bank is not aware of any other business to be presented at the Special Meeting.

     Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Bank before or at the Special Meeting either a written revocation of the proxy or by delivering to the Secretary of the Bank no later than five days prior to the Special Meeting a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Proxies are being solicited only for use at the Special Meeting and any and all adjournments thereof and will not be used for any other meeting. No previously provided general proxies will be voted at the Special Meeting for approval of the Plan of Conversion.

     The Board of Directors' solicitation of proxies for the Special Meeting is being made by means of this Proxy Statement. It may be followed by further letters and personal calls to members by employees or agents of the Bank. All costs of this proxy solicitation will be paid by the Bank.

     The directors and executive officers of the Bank were entitled to cast _______ votes as of the Voting Record Date for the Special Meeting.

                         RECOMMENDATION OF MANAGEMENT

     THE BOARD OF DIRECTORS OF THE BANK RECOMMENDS THAT YOU VOTE FOR THE PLAN OF
                                                                 ---
CONVERSION.

     FAILURE TO VOTE IN FAVOR OF THE PLAN OF CONVERSION, IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION. VOTING IN
                                    -------
FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO SUBSCRIBE FOR THE PURCHASE OF ANY STOCK, AND VOTING AGAINST THE PLAN OR FAILING TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

     THE DIRECTORS AND CERTAIN OFFICERS OF THE BANK HAVE A PERSONAL INTEREST IN THE APPROVAL OF THE CONVERSION TO THE EXTENT THAT THEY WILL RECEIVE CERTAIN BENEFITS AS A RESULT OF THE CONVERSION. SEE "MANAGEMENT OF THE BANK" IN THE PROSPECTUS AND "BENEFITS TO DIRECTORS AND EMPLOYEES" IN THIS PROXY STATEMENT.


     THE BOARD OF DIRECTORS OF THE BANK HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK AND TO SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE ADMINISTRATOR.

                                THE CONVERSION

GENERAL

     The Bank was organized and has operated as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years the Bank has been studying the environment in which it operates and its strategic options.

     As a result of its study of its strategic options, the Bank adopted the Plan. The Bank believes that converting the bank from the mutual to stock form and organizing the Company will provide increased flexibility for the Bank and the Company to react to changes in their operating environment, regardless of the strategies ultimately chosen.

     The existing management of the Bank and the Company believes that it will be in the best interests of the Bank, the Company and the stockholders of the Company for the Company to remain an independent financial institution.
Assuming the consummation of the Conversion, the Company and the Bank intend to pursue the business strategy described in this Prospectus with the goal of enhancing shareholder value over the long term. Neither the Company nor the Bank has any existing plan to consider any business combination, and neither company has any agreement or understanding with respect to any possible business combination.

     The Board of Director's adoption of the Plan is subject to approval by the members of the Bank and receipt of required regulatory approvals. Pursuant to the Plan, the Bank will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Company. The Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. By letter dated __________, 1997, the Administrator approved the Plan, subject to approval by the members of the Bank and satisfaction of certain other conditions. The Special Meeting will be held on December ____, 1997 for the purpose of considering approval of the Plan.

     Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Company to acquire the Bank. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Company's application and expires ___________, 199___. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the Conversion.

     The following is a summary of all material provisions of the Plan. It is qualified in its entirety by the provisions of the Plan, which contains a more detailed description of the terms of the Conversion. The Plan is attached as Attachment I to the Bank's Proxy Statement for the Special Meeting which has been delivered to all members of the Bank. The Plan can also be obtained by written request from the Bank. See "ADDITIONAL INFORMATION" in the Prospectus.

PURPOSES OF CONVERSION

     The Bank, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, the Bank will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a Company offers a number of advantages which may be important to the future and performance of the Bank, including (i) a larger capital base for the Bank's operations, (ii) an enhanced future access to capital markets and (iii) an opportunity for depositors of the Bank to become stockholders of the Company.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Company and the Bank. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "-- Stock Based Benefits" in the Prospectus.

     Formation of the Company will provide greater flexibility than the Bank would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current plans, arrangements, understandings or agreements regarding any such business combinations.

EFFECTS OF CONVERSION

     GENERAL. Each person with a deposit account in the Bank has pro rata rights, based upon the balance in his or her account, in the net worth of the Bank upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, the Bank's depositors can realize value with respect to their interests only in the unlikely event that the Bank is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon the Bank's conversion to stock form, its Certificate of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of the Bank, including its net worth. THE CAPITAL STOCK WILL BE SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of the Bank will be acquired by the Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at the Bank.

     VOTING RIGHTS. Under the Bank's current Certificate of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to the Bank, including the election of directors.
After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to the Bank and will therefore not be able to elect directors of the Bank or control its affairs; (ii) voting rights with respect to the Bank will be vested in the Company as the sole stockholder of the Bank; and (iii) voting rights with respect to the Company will be vested in the Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK" in the Prospectus.

     DEPOSIT ACCOUNTS AND LOANS. The account balances, interest rates and other terms of deposit accounts at the Bank and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs the Bank to withdraw funds to pay for his or her Common Stock). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with the Bank.

     CONTINUITY. The Bank will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its office operated by the existing management and employees of the Bank.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of the Bank, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

     Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of the Bank, each holder of a deposit account in the Bank would receive such holder's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

     Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan provides that, upon completion of the Conversion, a memorandum account called a "Liquidation Account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The amount of the Liquidation Account will be equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. Under applicable regulations, the Bank will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and SUPERVISION AND REGULATION -
- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions" in the Prospectus. After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on the Bank's capital stock, equal to their proportionate interests at that time in the Liquidation Account.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of December 31, 1995 (the Eligibility Record Date) or as of September 30, 1997 (the Supplemental Eligibility Record Date), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of the Bank is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company, as sole stockholder of the Bank.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not the Bank is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

OFFERING OF COMMON STOCK

     As part of the Conversion, the Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing or located in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "-- Syndicated Community Offering." The Plan requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-- Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Company will consult with the Administrator to determine an appropriate alternative method of selling all shares of Common Stock offered in the Conversion and not subscribed for in the Offerings. The same per share price ($50.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings.

     The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on December ____, 1997, unless, with the approval of the Administrator, the offering period is extended by the Company and the Bank. The Community Offering, if any, may begin at any time after the Subscription Offering begins and will terminate at the Expiration Time or at any time thereafter, but not later than January ____, 1998, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be resolicited and would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. If a subscriber fails to respond to the resolicitation by the end of the resolicitation period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such solicitation will be by means of an amended prospectus filed with the SEC. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion.

     The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan requires that the Conversion be completed within 24 months after the date of approval of the Plan by the Bank's members.

SUBSCRIPTION OFFERING

     In accordance with North Carolina conversion regulations, non-transferable Subscription Rights have been granted under the Plan to the following persons in the following order of priority: (i) the Bank's Eligible Account Holders, who are depositors as of December 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits"); (ii) the ESOP;
(iii) the Bank's Supplemental Eligible Account Holders, who are depositors as of September 30, 1997 who had Qualifying Deposits on such date; (iv) the Bank's Other Members, who are depositor and borrower members as of November 5, 1997, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and (v) directors, officers and employees of the Bank who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, in the priorities and subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan and described below.

     IN ORDER TO ENSURE PROPER IDENTIFICATION OF SUBSCRIPTION RIGHTS, IT IS THE RESPONSIBILITY OF SUBSCRIBERS IN THE SUBSCRIPTION OFFERING TO PROVIDE CORRECT ACCOUNT VERIFICATION INFORMATION ON THE STOCK ORDER FORMS.

     ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations." If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock up to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to purchase 8%
of the number of shares to be issued in the Conversion.   If, because of an
oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying

Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     OTHER MEMBERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, members of the Bank as of November 5, 1997 (the voting record date for the Special Meeting), other than Eligible Account Holders and Supplemental Eligible Account Holders (Other Members) have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting by all Other Members whose subscriptions remain unsatisfied.

     EMPLOYEES, OFFICERS, AND DIRECTORS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the Bank's employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

COMMUNITY OFFERING

     Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Company to members of the general public in the Community Offering, which may commence at any time after commencement of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing or located in Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus counties in North Carolina (the Local Community), including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of, the Local Community. The Community Offering may terminate at the Expiration Time or at any time thereafter, but no later than ____________, 1998, unless further extended with the consent of the Administrator. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF THE COMMUNITY OFFERING. In the event the Bank and the Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at the Bank's passbook savings rate.

     In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Bank and the Company) prior to any allocation to other subscribers in the Community Offering.

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by the Bank and the Company in the entire amount of such order up to a number of shares no greater than 5,000 shares, which number shall be determined by the Board of Directors of the Bank prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for such subscribers but there is an oversubscription by them.

     IN ORDER TO ENSURE PROPER ALLOCATION OF SHARES IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS IN THE COMMUNITY OFFERING TO PROVIDE CORRECT ADDRESSES OF RESIDENCE ON THE STOCK ORDER FORMS.

SYNDICATED COMMUNITY OFFERING

     The Plan provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Company in the sale of the Common Stock. THE COMPANY AND THE BANK HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $50.00 per share which is the same price as all other shares being offered in the Conversion.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Company established for each Selected Dealer. After payment has been received by the Company from Selected Dealers, funds will earn interest at the Bank's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of the Bank and the Company, but in no case later than _____________, 1998.

FRACTIONAL SHARES

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at the Bank's passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

PURCHASE PRICE OF COMMON STOCK AND NUMBER OF SHARES OFFERED

     The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $50.00 per share. The purchase price was determined by the Boards of Directors of the Company and the Bank in consultation with the Bank's financial advisor and sales agent, Trident Securities, and was based upon a number of factors. The Board of Directors considered a purchase price of $50.00 preferable to a lower per share price for several reasons. It was hoped that, in the event of an oversubscription, the higher price would result in a wider distribution of the Common Stock. See "- Subscription Offering - Eligible Account Holders." Additionally, the Board of Directors would like the Company and the Bank to be more closely identified with the commercial banks doing business in its market area which have common stock trading at per share prices in the range of approximately $50.00 to $92.00. It is also hoped that a $50.00 per share price will encourage a higher level of local, long-term investment in the Company and the Bank. See "Dividend Policy."

     The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

     The Bank has retained JMP Financial, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of the Bank and the Company and to assist the Bank in preparing a business plan. For its services in determining such valuation and assisting with the business plan, JMP Financial will receive an aggregate fee of $27,500 and will be reimbursed for its out-of-pocket expenses.

     JMP Financial has informed the Bank that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of the Bank. JMP Financial has further informed the Bank that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Company and the Bank; (ii) the economic and demographic conditions in the Bank's existing market area; (iii) certain historical, financial and other information relating to the Bank; (iv) the proposed dividend policy of the Company; (v) a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions JMP Financial believes to be comparable in relevant respects to the Company and the Bank and general conditions in the markets for such securities. In addition, JMP Financial has advised the Bank that it has considered the effect of the Conversion on the net worth and earnings potential of the Company and the Bank.

     On the basis of its consideration of the above factors, JMP Financial has advised the Bank that, in in its opinion, at October 17, 1997, the Valuation Range of the Bank and the Company was from a minimum of $21,675,000 to a maximum of $29,325,000, with a midpoint of $25,500,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $50.00 per share, the number of shares to be offered ranges from a minimum of 433,500 shares to a maximum of 586,500 shares, with a midpoint of 510,000 shares.

     The Board of Directors of the Bank has reviewed the methodology and assumptions used by JMP Financial in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

     Upon completion of the Offerings, JMP Financial will confirm or update its valuation of the estimated aggregate pro forma market value of the Bank and the Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

     With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $33,723,750 (674,475 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, JMP Financial confirms to the Bank, the Company, the Administrator and the FDIC, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause JMP Financial to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of the Bank and the Company at the conclusion of the Offerings. If the aggregate pro forma market value of the Bank and the Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of the Bank and the Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

     In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion.
If the Plan is terminated, all funds will be returned promptly with interest at the Bank's passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering."

     THE VALUATION BY JMP FINANCIAL IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK. JMP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID JMP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK OR THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A

NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SHARES AT PRICES IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

     A copy of the complete appraisal by JMP Financial is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center, 347 North Main Street, Mooresville, North Carolina 28115. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION" in the Prospectus.

EXERCISE OF SUBSCRIPTION RIGHTS AND PURCHASES IN COMMUNITY OFFERING

     In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the original signed Stock Order Forms (including an original signed form of certification) and the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more the Bank deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank by the Expiration Time, which is 12:00 noon, Eastern Time, on December ____, 1997. Subscription Rights (i) for which the Bank does not receive original signed Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not the Bank has been able to locate the persons entitled to such rights. Copies of the Stock Order Forms, including copies sent by facsimile, will not be accepted. In order to purchase in the Community Offering, the Stock Order Forms, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more the Bank deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank prior to the time the Community Offering terminates, which could be at any time at or subsequent to the Expiration Time. No orders will be accepted from persons who do not have Subscription Rights in the Subscription Offering unless a Community Offering is commenced.

     Persons wishing to use funds in a the Bank IRA to purchase Common Stock must visit the Stock Information Center on or before December ____, 1997 in order to complete that purchase so that the necessary forms may be forwarded for execution and returned prior to the Expiration Time.

     EXECUTED STOCK ORDER FORMS ONCE RECEIVED BY THE BANK, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE BANK. The Bank has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the Administrator, or to waive or permit correction of incomplete or improperly executed Stock Order Forms, but does not represent that it will do so.

     The amount to be remitted with the Stock Order Forms shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Complete payment must accompany all completed Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "-- Purchase Price of Common Stock and Number of Shares Offered."

     Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of the Bank; (ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in the Bank (other than a negotiable order of withdrawal account or other demand deposit account). Stock Order Forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the Stock Order Forms are received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered. PAYMENT MAY NOT BE MADE BY WIRE TRANSFER. IN ORDER TO ENSURE PROPER IDENTIFICATION OF SUBSCRIPTION RIGHTS AND PROPER ALLOCATIONS IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS TO PROVIDE CORRECT ACCOUNT VERIFICATION INFORMATION ON THE STOCK ORDER FORMS. STOCK ORDER FORMS SUBMITTED BY UNAUTHORIZED PURCHASERS OR IN AMOUNTS EXCEEDING PURCHASE LIMITATIONS WILL NOT BE HONORED.

     For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by the Bank on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

     Interest will be paid by the Bank on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at the Bank's passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by the Bank until consummation or termination of the Conversion. The Bank shall be entitled to invest all amounts paid on subscriptions for Common Stock for its own account until completion or termination of the Conversion. The Bank may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock. After amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity.

     The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares.
Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by the Bank as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at the Bank's passbook savings rate.

     Upon completion or termination of the Conversion, the Bank will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and the Bank will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

DELIVERY OF STOCK CERTIFICATES

     Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Stock Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

Allocations of Common Stock will be deemed final only upon stockholder receipt of the certificate representing the Common Stock.

PERSONS IN NON-QUALIFIED OR FOREIGN JURISDICTIONS

     The Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or Subscription Rights under the Plan will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan reside or (ii) if the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Company, the Bank or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

MARKETING ARRANGEMENTS

     The Bank has retained Trident Securities to consult with and advise the Bank and the Company and to assist the Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will assist the Bank and the Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will assist the Company on a best-efforts basis in the marketing of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to educate directors, officers and employees of the Bank regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to record and tabulate orders for the purchase of Common Stock and to respond to customer inquiries.

     For rendering its services, the Bank has agreed to pay Trident Securities
(a) a management fee equal to .40% of the aggregate dollar amount of Common Stock sold in the Offerings; and (b) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold in the Subscription and Community Offerings, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan). The Bank has also agreed to pay to Selected Dealers, if any, negotiated commissions. The Bank has paid Trident Securities $10,000 toward amounts due to such agent.

     The Bank has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident has agreed that the Bank is not required to pay its legal fees to the extent they exceed $27,500 or its other out of pocket expenses to the extent they exceed $10,000. Total fees and commissions to Trident Securities are expected to be between $428,180 and $688,433 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" in the Prospectus for the assumptions used to determine these estimates.

     Sales of Common Stock will be made primarily through registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Stock Order Forms. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center will be established in the Bank's office, in an area separate from the Bank's banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at the Bank's office and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center. In addition, the Bank may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of the Bank will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time the Bank employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

MINIMUM AND MAXIMUM PURCHASE LIMITATIONS

     Each person subscribing for Common Stock in the Conversion must subscribe for at least ten shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by (i) any person or entity, (ii) persons or entities exercising Subscription Rights through a single account or (iii) group of persons or entities otherwise acting in concert, is 6,000 shares; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (53,958 shares, assuming the issuance of 674,475 shares). In addition, no person or entity, or group of persons or entities acting in concert, together with any associate (as defined in the Plan), may subscribe for more than 12,000 shares of Common Stock sold in the Conversion. Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person. The Board of Directors of the Bank may in its absolute discretion (i) reduce the above-described 6,000 and 12,000 share maximum purchase limitations to an amount not less than 1% of the number of shares offered and sold in the Conversion or
(ii) increase such 6,000 and 12,000 share maximum purchase limitations to an amount of up to 5% of the shares of Common Stock offered and sold. Any reduction or increase in the maximum purchase limitation by the Bank's Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on December ____, 1997. In the event the 6,000 or 12,000 share maximum purchase limitation is increased, any subscriber or group of subscribers in the Subscription, Community or Syndicated Community Offering who has subscribed for the maximum amount which is increased, and certain other large subscribers in the discretion of the Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

     The Plan further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

     (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, the Company or any subsidiary of the Bank or of the Company;

     (ii) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank or the Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

     (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

     For purposes of the foregoing limitations, (i) directors and officers of the Bank or the Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

     For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

     Under the Plan, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan by the affirmative vote of a majority of the votes eligible to be cast by members of the Bank at the Special Meeting; (ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Company and the Bank of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

     If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, the Bank will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at the Bank's passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Company would not acquire control of the Bank.

     All interpretations by the Bank and the Company of the Plan and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. The Bank and the Company may reject Stock Order Forms that are not properly completed. However, the Company and the Bank retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan may be substantively amended by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of the Bank's Board of Directors with the concurrence of the Administrator and the FDIC. If the Bank determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan provides that the transactions contemplated thereby may be terminated by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of the Bank's Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan by the Members at the Special Meeting.

CERTAIN RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS; FALSE OR MISLEADING ORDER FORMS

     THE SUBSCRIPTION RIGHTS GRANTED UNDER THE PLAN ARE NON-TRANSFERABLE. SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE ISSUED AND ONLY FOR HIS OR HER OWN ACCOUNT. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan and that they have no agreement or understanding for the sale or transfer of such shares.

     The Bank reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at the Bank's sole discretion and the Bank may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy the Bank that its Plan and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases the Bank reserves the right to seek legal advice from the General Counsel for the Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

     The Plan provides that, if the Bank's Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Stock Order Forms or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan or (iii) fails to cooperate with attempts by the Bank or the Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

INCOME TAX CONSEQUENCES

     The Bank has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to the Bank and no gain or loss will be recognized by the Bank either in its mutual or stock form; (ii) no gain or loss will be recognized by the Bank upon the purchase of the Bank's stock by the Company or upon the sale by the Company of its Common Stock; (iii) no gain or loss will be recognized by the Bank's depositors with respect to their deposit accounts at the Bank as a consequence of the Conversion; (iv) the tax basis of depositors' deposit accounts at the Bank will not be changed as a result of the Conversion; (v) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of the Bank upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (vii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (viii) the tax basis of interests in the Liquidation Account will be zero. The Bank has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

     Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. The Bank has been advised by JMP Financial that, in its opinion, the Subscription Rights will not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of JMP Financial is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

     No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.

                   ANTICIPATED STOCK PURCHASES BY MANAGEMENT

     Directors, officers and employees of the Bank will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same price per share--$50.00--that will be paid by other purchasers in the Offerings. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

     The following table sets forth for each of the executive officers and directors of the Bank who intends to purchase Common Stock, and for all executive officers and directors as a group (including in each case, except as otherwise noted, all associates of such persons) the aggregate dollar amount of Common Stock for which such director or executive officer has informed the Bank he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that sufficient shares will be available to satisfy the subscriptions of the Bank's executive officers and directors.




                                                                     ANTICIPATED
                                                   ANTICIPATED         NUMBER
                                                     AMOUNT          OF SHARES        AS A PERCENT
                                                   TO BE PAID          TO BE           OF SHARES
NAME                                                FOR SHARES       PURCHASED/(1)/     ISSUED/(2)/
----                                             ---------------  ----------------  ----------------

Willis L. Barnette, Director                     $300,000              6,000             1.18%
                                                                                        ------
Donald R. Belk, Director                          350,000              7,000/(3)/        1.37
                                               -----------            ---------         ------

Dale W. Brawley, Director, Executive Vice
  President and Treasurer                         350,000              7,000/(4)/        1.37
                                               -----------            ---------         ------

George W. Brawley, Jr., Director, President and
  Chief Executive Officer                         600,000             12,000/(5)/        2.35
                                               -----------            ---------         ------

Jack G. Lawler, Director                          300,000              6,000             1.18
                                                                                        ------

Calvin E. Tyner, Director                         300,000              6,000             1.18
                                                                                        ------

Claude U. Voils, Jr., Director                    300,000              6,000             1.18
                                                                                        ------

Billy R. Williams, Secretary and Controller       100,000              2,000             0.39
                                               -----------            ---------         ------

     Total                                     $2,600,000             52,000            10.20%
                                               ===========            ========          ======

______________________

(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" in the Prospectus. Also, grants under the proposed MRP and shares subject to option under the Stock Option Plan, if approved by the stockholders of the Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. It is expected that the ESOP will acquire 8% of the shares issued in the Conversion. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of the Bank) will have voting control over unallocated shares. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" in the Prospectus. Under the proposed MRP, if approved by the stockholders of the Company, a number of shares equal to 4% of the shares issued in the Conversion are expected to be issued to directors and certain employees of the Bank. Such shares could be purchased in the open market at any time following approval of the MRP by the Company's stockholders or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan" in the Prospectus.

(2) Based upon the issuance of 510,000 shares of Common Stock which is the number of shares to be issued at the midpoint of the Valuation Range. The same individuals would subscribe for 12.00% of the shares issued based upon the issuance of 433,500 shares of Common Stock which is the number of shares to be issued at the minimum of the Valuation Range.

(3)  Excludes shares to be purchased by Dale W. Brawley and George W. Brawley,
     Jr.

(4)  Excludes shares to be purchased by Donald R. Belk and George W.  Brawley,
     Jr.

(5)  Excludes shares to be purchased by Donald R. Belk and Dale W. Brawley.

     Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of the Bank in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

     In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of the Bank or the Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.

     If (i) the Stock Option Plan is approved by the stockholders of the Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated and (iv) the Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 31.34% or 28.21%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.


                      BENEFITS TO DIRECTORS AND EMPLOYEES

     In connection with the Conversion, certain benefits will be provided to directors, officers and employees of the Bank.

     Employment Agreements. In connection with the Conversion, the Bank expects to enter into employment agreements with George W. Brawley, Jr., President and Chief Executive Officer, Dale W. Brawley, Executive Vice President and Treasurer, and Billy R. Williams, Secretary and Controller. The employment agreements provide for initial annual salaries of $139,200, $84,000 and $56,400 for Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, respectively. See "MANAGEMENT OF THE BANK -- Employment Agreements" in the Prospectus. Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, along with all other employees, are also eligible to receive holiday bonuses as declared by the Bank's Board of Directors. During the fiscal year ended December 31, 1996, the Bank's employees received holiday bonuses based on a percentage basis, depending on the employee's salary. See "MANAGEMENT OF THE BANK -- Bonus Compensation" in the Prospectus.

     Severance Plan. In connection with the Conversion, the Bank plans to adopt a Severance Plan for the benefit of its employees, including officers who at the time of a "change in control" (as defined in the Severance Plan), have a remaining term under their employment agreement of two years or less. The Severance Plan provides that in the event there is a change in control and (i) the employment of any full time employee of the Bank is terminated in connection with, or within 24 months after the change in control, other than for cause, or
(ii) an employee terminates his or her employment following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks salary at the employee's existing salary rate multiplied times the employee's years of service or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of the employee's annual salary. See "MANAGEMENT OF THE BANK Severance Plan."

     ESOP.   In connection with the Conversion, the Bank has established the
ESOP. As part of the Conversion, the ESOP intends to borrow funds from the Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 34,680 and 53,958 shares, assuming the issuance of between 433,500 and 674,475 shares. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" in the Prospectus.

     MRP. Pursuant to the MRP, which is expected to be adopted by the Boards of Directors of the Company and the Bank, directors and certain employees of the Bank could receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the Conversion (between 17,340 and 23,460 shares, assuming the issuance of between 433,500 and 586,500 shares). Assuming that the shares issued pursuant to the MRP had a value of $50.00 per share, such shares would have a value of between $867,000 and $1,173,000. Recipients of restricted stock under the MRP will not have to pay for their restricted shares.


     Under applicable regulations, if the proposed MRP is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr. G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could receive restricted stock grants for an aggregate of not more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion and (iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the shares issued under the MRP, or 1,173 shares, assuming the issuance of 586,500 shares in the Conversion. Assuming the MRP shares had a value of $50.00 per share, 5,865 shares would have a value of $293,250 and 1,173 shares would have a value of

$58,650. If the MRP is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

     The MRP will only be implemented if approved by the stockholders of the Company at a meeting of stockholders to be held no sooner than six months following the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan" in the Prospectus.

     Stock Options. Pursuant to the Stock Option Plan which is expected to be adopted by the Boards of Directors of the Company and the Bank, directors and certain employees of the Bank could receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 43,350 and 58,650 shares, assuming the issuance of between 433,500 and 586,500 shares).

     Under applicable regulations, if the proposed Stock Option Plan is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr.
G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could not receive in the aggregate more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, and
(iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the options issued under the Stock Option Plan, or options to purchase 2,933 shares, assuming the issuance of 586,500 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

     The Stock Option Plan will only be implemented if approved by the stockholders of the Company at a meeting of stockholders to be held no sooner than six months following the Conversion. The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock Option Plan is approved by the Company's stockholders), and the options will have terms of ten years or less. Recipients of options under the Stock Option Plan will not have to pay for the options issued to them. See "MANAGEMENT OF THE BANK -- Proposed Stock Option Plan" in the Prospectus.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently estimated that such net proceeds will be between $18,258,820 and $24,825,580, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Valuation Range, it is estimated that net proceeds will equal $28,601,467. See "PRO FORMA DATA" in the Prospectus for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering at $50.00 per share with funds borrowed from the Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $1,734,000 (if 433,500 shares are issued) to $2,697,900 (if 674,475 shares are issued). If for any reason the ESOP is unable to purchase its shares in the Subscription Offering, the ESOP is expected to purchase its shares in the open market--in which event the cost of the purchases may be higher or lower because the purchase price per share may be higher or lower than $50.00. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" in the Prospectus.

     After first deducting the amount of the net proceeds used by the Company to make the loan to the ESOP (estimated to range from $1,734,000 to $2,697,900), it is expected that the Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to the Bank in exchange for all of the common stock of the Bank to be issued in connection with the Conversion. The Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors.

     Net proceeds paid to the Bank initially will become part of the Bank's general funds and will be invested primarily in mortgage, consumer and other loans, and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with the Bank's lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to the Bank will be used for general corporate purposes.

     The proceeds of the Offerings will result in an increase in the Bank's net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch expansion, additional ATMs or otherwise. The net proceeds retained by the Company could be used to support the future expansion of operations of the Company through the opening of one or more branch offices in or near the Bank's primary market area. The Company has no current plans to open any additional office. Payments for shares of Common Stock of the Company made through the withdrawal of existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank.

     Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, (ii) the ability to increase the book value and earnings per share of the remaining outstanding shares, and improve the Company's return on equity;
(iii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iv) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Federal regulations require that, subject to certain exceptions, the Company must obtain approval of the Federal Reserve prior to repurchasing Common Stock in excess of 10% of its net worth during any twelve-month period. See "SUPERVISION AND REGULATION -- Regulation of the Company -- Dividend and Repurchase Limitations" in the Prospectus. The Company does not intend to repurchase any Common Stock during the first year following the Conversion.

     The Company and the Bank have no present intention to file consolidated tax returns which will preserve for the Company the ability to use a portion of the proceeds to make a return of capital in the future. However, the Company has not made any decision to pay such a return of capital. The Company and the Bank have agreed to notify the FDIC before making a return of capital during the first three years following the Conversion.See "DIVIDEND POLICY."

     At any time following approval of the MRP by the Company's stockholders, it is expected that the MRP may acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF THE BANK --Proposed Management Recognition Plan" in the Prospectus. Such shares may be acquired in the open market or acquired through the Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by the Bank from the proceeds of the Conversion. It is estimated that between 17,340 and 23,460 shares may be acquired by the MRP Trust, assuming the issuance of between 433,500 and 586,500 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $50.00 per share, the Bank would contribute between $867,000 and $1,173,000, respectively, to the MRP for this purpose.

                                DIVIDEND POLICY


     Upon Conversion, the Board of Directors of the Company will have the authority to declare quarterly dividends on the Common Stock, subject to statutory and regulatory requirements. The Company expects to pay annual dividends on the Common Stock at a rate of $1.00 per share which is equal to 2% of the offering price for the Common Stock in the Conversion. In addition, the Board of Directors may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Company's Board of Directors will periodically review its policy concerning dividends.
Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company and the Bank, capital requirements, regulatory limitations, the Company's and the Bank's results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future.

     In connection with the Conversion, the Bank has agreed with the FDIC that, within the first three years after completion of the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any taxable distribution in excess of their current or retained earnings.

     The sources of income to the Company initially will consist of earnings on the capital retained by the Company and dividends paid by the Bank to the Company, if any. Consequently, future declarations of cash dividends by the Company may depend upon dividend payments by the Bank to the Company, which payments are subject to various restrictions. Under current North Carolina regulations, the Bank could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, the Bank will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions" in the Prospectus. As a result of this limitation, if the Bank had been a stock institution at the end of fiscal 1996 and for the two preceding fiscal years, it could not have paid a dividend in excess of $362,000 without the approval of the Administrator.

     As a converted institution, the Bank also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "-- Liquidation Rights After the Conversion" in the Prospectus. Also, see "TAXATION -- Federal Income Taxation" in the Prospectus for a discussion of federal income tax provisions that may limit the ability of the Bank to pay dividends to the Company without incurring a recapture tax.

                            MARKET FOR COMMON STOCK


     The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time.

Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident Securities is expected to make a market in the Common Stock, by developing and maintaining historical stock trading records, soliciting potential buyers and sellers of shares and attempting to match, buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident Securities will not be subject to any obligation with respect to such efforts. If the Common Stock cannot be quoted and traded on the OTC Electronic Bulletin Board, it is expected that the transactions in the Common Stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

     An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Due to the size of the Company's offering (510,000 shares at the midpoint of the Valuation Range), it is unlikely that a stockholder base large enough to create an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the purchase price.

                          NO REGISTRATION REQUIREMENT

     The Company will register its Common Stock with the SEC pursuant to Section 12 of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Company.

                                LEGAL OPINIONS

     The validity of the issuance of the Common Stock in the Conversion will be passed upon for the Company by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to the Bank concerning certain federal and North Carolina income tax aspects of the Conversion as described herein under "THE CONVERSION -
- Income Tax Consequences." Certain legal matters will be passed upon for Trident Securities by Housley, Kantarian & Bronstein, P.C. , Washington, D.C.

                                    EXPERTS

     The Financial Statements of the Bank as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 and for the nine-month period ended December 31, 1994 included herein have been included herein in reliance upon the report of McGladrey & Pullen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     JMP Financial has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of the Bank and the Company and its opinion with respect to Subscription Rights.

                    ADDITIONAL INFORMATION AND ORDER FORMS


     The Prospectus contains the following: audited consolidated financial statements of the Bank for the two fiscal years ended December 31, 1996, 1995, and the nine months ended December 31, 1994; unaudited consolidated financial statements of the Bank for the six-month periods ended June 30, 1997 and 1996; capitalization of the Company and the Bank; Management's Discussion and Analysis of Financial Condition and Results of Operations; a description of the Bank's lending and savings and investment activities; information concerning compensation and other benefits of directors and officers; a description of the Common Stock; anti-takeover provisions of the Company and the Bank; and additional information about the business and financial condition of the Bank. The Prospectus also contains forms (the "Stock Order Forms") for subscribing or submitting an order for the Common Stock. A copy of the Prospectus accompanies this Proxy Statement. Requests for an additional copy of the Prospectus and any questions about the Conversion or the Special Meeting, including questions about proxy voting procedures, should be directed to the Bank's Stock Information Center at (704) 660-0408, 347 North Main Street, Mooresville, North Carolina 28115.

     Copies of the Company's Articles of Incorporation and Bylaws are also available. Requests for copies of those documents should be directed to the Bank's Stock Information Center at (704) 660-0408.

     The Subscription Offering will commence on November _____, 1997, and end on December _____, 1997. Stock Order Forms for purchases of Common Stock in the Subscription Offering must be received by the Bank on or before September ____, 1995.

THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. SUCH OFFERS ARE MADE ONLY BY THE PROSPECTUS.


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